CSC Form 8-K, May 16, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 11, 2005

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

NEVADA	1-4850	95-2043126
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2100 East Grand Avenue	90245
El Segundo, California	(Zip Code)
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (310) 615-0311

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In June 2004, the Registrant entered into an agreement to provide Sears, Roebuck and Co. ("Sears") with information technology infrastructure support services (the "Agreement"). The Agreement provides that it may be terminated prior to its tenth anniversary by Sears for various reasons, including (i) for "convenience" or upon certain mergers and acquisitions involving Sears, or (ii) under certain circumstances for "cause." The termination fee varies depending upon the type of termination and the date.

On May 11, 2005, following its merger with K-Mart Holding Corporation, Sears notified the Registrant it was terminating the Agreement for "cause." The Registrant is convinced the termination for "cause" is invalid, contrived to avoid or reduce termination fees of tens of millions of dollars, and a breach of the Agreement for which Sears is liable for damages. Registrant believes it has demonstrated achievement of required services obligations in all material respects.

At April 29, 2005, the Registrant had invested in net assets associated with the Agreement, including accounts receivable, prepaid expenses, net deferred outsourcing contract costs, software, property, plant and equipment, as well as other commitments. The Registrant will vigorously pursue recovery for its associated assets and commitments under this Agreement or pursuant to impending legal proceedings. While the Registrant expects full recovery of its investments associated with this Agreement, if unsuccessful, the Registrant may experience a charge, which could be material, associated with the impairment of these assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: May 16, 2005	By /s/ Hayward D. Fisk
Hayward D. Fisk
Vice President, General Counsel and Secretary

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